Exhibit 5.3

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

June 17, 2008

Goodman Global, Inc.

5151 San Felipe, Suite 500

Houston, Texas 77056

Re:	Goodman Global, Inc.

Ladies and Gentlemen:

We have acted as special Texas counsel to (i) Goodman Appliance Holding Company, a Texas corporation, (ii) Goodman Distribution, Inc., a Texas corporation, (iii) Goodman Holding Company, a Texas corporation, (iv) Goodman Manufacturing Company, L.P., a Texas limited partnership, (v) Goodman Sales Company, a Texas corporation, (vi) Quietflex Manufacturing Company, L.P, a Texas limited partnership, and (vii) Nitek Acquisition Company, L.P., a Texas limited partnership (collectively, the “Guarantors” and, individually, a “Guarantor”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by Goodman Global, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant-guarantors named therein with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $500,000,000 aggregate principal amount of 13.50%/14.00% Senior Subordinated Notes due 2016 (the “Exchange Notes”) and the issuance by the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of February 13, 2008 (the “Indenture”) between Chill Acquisition Inc. (which merged with and into the Company, with the Company as the surviving corporation) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Guarantor Supplemental Indenture dated as of February 13, 2008 (the “Guarantor Supplemental Indenture”) among the Guarantors, the other guarantors parties thereto and the Trustee. The terms of the Guarantees are contained in the Indenture and the Guarantor Supplemental Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act. Capitalized terms used but not defined in the body of this opinion letter have the respective meanings assigned to such terms in Annex I hereto.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the executed Indenture;

(b) the executed Guarantor Supplemental Indenture;

June 17, 2008

(c) the Organizational Documents;

(d) the Resolutions;

(e) the Good Standing Certificates; and

(f) such records of the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Guarantors and others and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deemed appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Guarantors, and (ii) statements and certifications of public officials and others.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas and (ii) the laws of the United States of America.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Guarantors is validly existing and in good standing as a corporation or limited partnership, as indicated, under the laws of the State of Texas.

2. Each of the Guarantors has the corporate or limited partnership power and authority to execute and deliver the Guarantor Supplemental Indenture and to perform its obligations thereunder.

3. Each of the Guarantors has duly authorized, executed and delivered the Guarantor Supplemental Indenture.

4. The Guarantees have been duly authorized and issued by each of the Guarantors.

5. The execution and delivery by each Guarantor of the Guarantor Supplemental Indenture and its performance of its obligations thereunder will not result in any violation of (1) the Articles of Incorporation, By-Laws, Certificate of Limited Partnership or Partnership Agreement of such Guarantor, or (2) any Texas statute or any rule or regulation issued pursuant to any the Texas statute or any order identified to us by such Guarantor and issued by any court or governmental agency or body and binding on such Guarantor. We have not undertaken any independent investigation to determine the existence or absence of such facts, or the accuracy or completeness or any representations, warranties, data or other information, written or oral, made or furnished by any Guarantor to us or to any Beneficiary.

June 17, 2008

Our opinions are subject to the following limitations, qualifications, exceptions and assumptions:

(i) Our opinions in paragraph 1 above as to the valid existence and good standing of the Guarantors are based solely upon our review of the Good Standing Certificates.

(ii) We have assumed that the Organizational Documents have not been amended, modified or supplemented in any respect since the date of the Secretary’s Certificates.

(iii) In connection with our opinions expressed above we have assumed the following:

(a) that Quietflex Holding Company, a non-Texas entity signing on behalf of Quietflex Manufacturing Company, L.P., is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation;

(b) that Quietflex Holding Company has the power and authority (corporate, partnership, limited liability company or other) to execute and deliver, and to incur and perform all obligations under, the Reviewed Documents;

(c) the due authorization by all requisite action (corporate, partnership, limited liability company or other), and the due execution and delivery, of each of the Reviewed Documents by or on behalf of Quietflex Holding Company on behalf of Quietflex Manufacturing Company, L.P.; and

(d) that the execution and delivery of the Reviewed Documents and the incurrence and performance of their obligations thereunder by Quietflex Holding Company on behalf of Quietflex Manufacturing Company, L.P., do not and will not contravene, breach, violate or constitute a default under (with the giving of notice, the passage of time or otherwise) (I) the certificate or articles of incorporation, certificate of formation, by-laws, partnership agreement, operating agreement or other organizational documents of such party, (II) any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument, (III) any law, rule or regulation, (IV) any judicial or administrative order or decree of any governmental authority or regulatory body, or (V) any authorization, consent or other approval of, or registration, recording or filing with, any court, governmental authority or regulatory body, in each case, to which Quietflex Holding Company may be subject, or by which it may be bound or affected.

This opinion is being delivered to the Company, is intended for its use, and may not be otherwise reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned. Notwithstanding the foregoing, (i) this opinion may be relied upon by Simpson Thacher & Bartlett LLP and (ii) we hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.3 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP

TJP/RWB

ANNEX I

DEFINED TERMS

As used herein and in the opinion letter to which this Annex I is attached, the following terms have the respective meanings set forth below:

“Beneficiaries” means the Holders and the Trustee.

“Good Standing Certificates” means the certificates of the Comptroller of Public Accounts of the State of Texas and the Secretary of State of the State of Texas dated June 11, 2008, as to the good standing and legal existence of, and other matters relating to, the Guarantors.

“Holder” has the meaning assigned to such term in the Indenture.

“Organizational Documents” means the articles of incorporation, certificates of limited partnership, bylaws and limited partnership agreements of the Guarantors attached as exhibits to the Secretary’s Certificates.

“Person” has the meaning assigned to such term in the Indenture.

“Resolutions” means, collectively, the Resolutions of each Guarantor attached as exhibits to the Secretary’s Certificates.

“Reviewed Documents” means the Transaction Documents and the other documents that we have examined, reviewed or relied upon in connection with this opinion.

“Secretary’s Certificates” means the certificates executed by the Secretary of each Guarantor (or its general partner) dated February 13, 2008, copies of which have been delivered to Andrews Kurth LLP.

“Transaction Documents” means the Indenture and the Guarantor Supplemental Indenture.

“Trustee” has the meaning assigned to such term in the Indenture.